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                                                                                                                     Exhibit 11

                                                    McDONALD'S CORPORATION
                                       STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                                (Dollars and shares in millions, except per common share data)



                                                                                         Nine Months Ended     Quarters Ended
                                                                                           September 30,       September 30,
                                                                                           1994      1993      1994      1993
                                                                                           ----      ----      ----      ----
         Net Income                                                                       $915.5    $818.0    $349.8    $310.9


         Preferred stock dividends (net of tax)                                            (35.5)    (35.4)    (11.8)    (11.7)
                                                                                          -------   -------   -------   -------

         Net income available after preferred stock dividends (A)                          880.0     782.6     338.0     299.2


         Common stock dividends on assumed conversion of preferred stock                     1.0       0.9       0.4       0.3
                                                                                          -------   -------   -------   -------

         Net income available to common shareholders                                      $881.0    $783.5    $338.4    $299.5
                                                                                          =======   =======   =======   =======

         Weighted average number of common shares outstanding during the period (A)        704.1     713.5     699.9     705.7


         Additional shares related to potentially dilutive securities                       19.0      20.4      19.4      20.2
                                                                                          -------   -------   -------   -------

         Adjusted weighted average common shares                                           723.1     733.9     719.3     725.9
                                                                                          =======   =======   =======   =======

         Fully diluted net income per common share                                        $ 1.22    $ 1.07    $ 0.47    $ 0.41
                                                                                          -------   -------   -------   -------


         ---------------------

         NOTES:

         (A)  Refer to Condensed consolidated statement of income on page 4 and to Financial comments -
              Net income per common share on page 6 of this report.
         /TABLE
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